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CoreStates Financial Corp
Broad and Chestnut Streets
PO Box 7558
Philadelphia PA 19101-7558


                                             [LOGO OF CORESTATES APPEARS HERE]

Contact                Gary Brooten or Linda Stryker
                                (215) 973-3546


For Release            Immediately Upon Receipt



              CORESTATES REPORTS SECOND QUARTER EARNINGS RECORDS;

                 PER SHARE OPERATING EARNINGS UP 22% FROM 1994


     Philadelphia, July 19, 1995--CoreStates Financial Corp today reported record second quarter earnings based on strong revenue growth and expense control in its basic businesses. The company also said progress on its BEST restructuring during the second quarter reinforces its confidence in achieving the BEST project's goals.

     Net income was $125,970,000 or 89 cents per share for the second quarter and $181,337,000 or $1.27 per share for the first half of 1995. Last year's income was $63,091,000 or 44 cents per share for the second quarter and

$29,666,000 or 23 cents per share for the first half.

     Excluding one-time items in both years that are detailed below, normalized second quarter operating earnings were $124,037,000 or 88 cents per share in

1995, up 22% from $102,738,000 or 72 cents per share in 1994.

     This second quarter operating record was evident in strong performance ratios. Operating return on average assets was 1.75% for the quarter and return on average equity was 22.03%.

     First half operating earnings, also excluding one-time items in both years,

were $237,643,000 or $1.67 per share in 1995 and $200,543,000 or $1.40 per share in 1994.

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     Terrence A. Larsen, chairman, said the second quarter results "reflected strength in our basic banking businesses. Our customers are generally doing well, and their increased level of activity and success gives us more opportunities to do good business with them."

     He said the results also included "full achievement of the anticipated second quarter benefits of our BEST redesign project."

     INCOME AND EXPENSE

     The largest single factor in the year-to-year earnings growth was an 8.3%

increase in net interest income. Average loans grew by  $1 billion and, although industry margins have been under pressure, the net interest margin grew 24 basis points to 6.10%. CoreStates' net interest margin, based on a unique business mix and tightly disciplined management of interest rate risks, has been among the strongest of major banking companies for many quarters.

     The solid performance extended into the noninterest categories as well,

Larsen said. All major categories of fee revenue were up from the first quarter,

a reversal of sluggishness in overall fee revenue growth in the last three quarters.

     CoreStates' expense ratio, continuing a two-year trend that has been accelerated by the company's redesign project, dropped by nearly two percentage points to 57.2%, Larsen said.

     IMPACT OF THE BEST REDESIGN PROJECT

     When CoreStates announced the results of its BEST (Building Exceptional

Service Together) process redesign project at the end of March, the company said it expected the project to have a positive impact of 2 cents per share on second quarter earnings.

     Larsen said the actual impact was 3 cents per share, compared to the 2 cents in the original projection. The difference was a matter of timing details and "should not change the course of BEST

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implementation over coming quarters," Larsen added. "We expect to remain on the originally announced schedule, with confidence that we will meet our targets."

     "Our people have done a tremendous job of serving customers and keeping the company running smoothly during this period of change," he said. "The strong growth in our basic business results, even as we worked on implementing BEST, is a tribute to their efforts."

     CREDIT QUALITY

     The quarter saw continued signs of improving credit quality, with total non-performing assets dropping to $243 million on June 30 from $352 million a year ago and $299 million on March 31. About half of the second quarter decline resulted from payment of a single major credit. The June 30, 1995 total represented 0.84% of total assets and 1.16% of total loans plus real estate foreclosed or in foreclosure.

     The reserve for loan losses at June 30 was $497 million, or 2.38% of total loans and 254% of total non-performing loans. Net charge-offs were $26.3 million for the second quarter and $53.2 million for the first six months of 1995,

compared to $140.3 million and $172.5 million, respectively, in 1994. The large charge-offs in the first quarter of 1994 were related to the acquisition of

Constellation Bancorp.

     OTHER BALANCE SHEET MATTERS AND RATIOS

     Consolidated total assets at June 30 were $29.0 billion, including $20.9 billion of consolidated net loans. Consolidated total deposits were $21.0 billion.

     Shareholders' equity at June 30 was $2.25 billion, or 7.7% of total assets.

The Tier 1 leverage ratio (Tier 1 or core capital as a

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percentage of quarterly average assets) was 7.2% for the second quarter. Tier 1 capital at June 30 was 7.9% of risk-adjusted assets and total capital was 11.6%

of risk-adjust assets, well in excess of the regulatory minimums of 4% and 8%,

respectively.

     Larsen said that the company so far this year has repurchased 5.6 million shares, approximately 4% of shares outstanding, under its authority to repurchase up to 5% of shares per year. These repurchases are in addition to shares purchased for benefit plans or the dividend reinvestment plan.

     ONE-TIME ITEMS EXCLUDED FROM NORMALIZED OPERATING RESULTS

     The one-time items not included in operating earnings were acquisition costs of 89 cents per share for Constellation Bancorp and 28 cents per share for

Independence Bancorp in the first and second quarters of 1994, respectively; a one-time gain of 8 cents per share on a transaction involving CoreStates'

Electronic Payment Services, Inc., joint venture and a one-time restructuring charge of 49 cents per share for the BEST redesign project, both in the first quarter of 1995; and a second quarter restructuring credit of 1 cent per share related to BEST.
                                      -30-

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                           CoreStates Financial Corp
                   (in thousands, except per share amounts)

                                  Three Months Ended                 Six Months Ended
                                        June 30,                         June 30,
                               -------------------------        ---------------------------
                                 1995            1994               1995           1994
                               ---------       ---------        -----------     -----------
Income before cumulative
  effect of a change in
  accounting principle.......  $125,970(a)(b)  $63,091(b)       $181,337(a)(b)  $ 33,096(b)
                               ========        =======          ========        ========

Net income...................  $125,970(a)(b)  $63,091(b)       $181,337(a)(b)  $ 29,666(b)(c)
                               ========        =======          ========        ========

Per Share:
Income before cumulative
  effect of a change in
  accounting principle.......     $0.89(a)(b)    $0.44(b)          $1.27(a)(b)    $0.23(b)
                                  =====          =====             =====          =====

Net income...................     $0.89(a)(b)    $0.44(b)          $1.27(a)(b)    $0.21(b)(c)
                                  =====          =====             =====          =====

Average number of
  shares outstanding.........   140,914        142,139           142,571        143,368
                                =======        =======           =======        =======

(a) In March 1995, CoreStates completed an intensive review of its operations and businesses and announced a corporate-wide process redesign plan, which restructures its banking services around customers and enhances employees' authority to make decisions to benefit customers. As a result of this process redesign, CoreStates recorded a $110.0 million pre-tax restructuring charge, $70.0 million after-tax or $0.49 per share, in March 1995. In the second quarter of 1995, CoreStates recorded a restructuring credit of $3.0 million, $1.9 million after-tax or $0.01 per share, related to a gain on the curtailment of future pension benefits associated with employees terminated during the second quarter. The process redesign is expected to generate by late 1996, annual run-rate efficiencies which will reduce expenses by approximately $180 million and revenue enhancements which will net an addition of approximately $30 million to revenues, combining to improve net income at an annual rate of $0.90 per share.

(b) Excluding an after-tax restructuring credit of $1.9 million, or $0.01 per share, recorded in the second quarter of 1995 and a first quarter of 1995 after-tax restructuring charge of $70.0 million, or $0.49 per share, both related to a corporate-wide process redesign; an after-tax gain of $11.8 million, or $0.08 per share, related to changes in an investment in an affiliate joint venture, recorded in the first quarter of 1995; and after-tax merger-related charges of $127.8 million, or $0.89 per share, recorded in the first quarter of 1994 for the Constellation Bancorp acquisition, and $39.6 million, or $0.28 per share, recorded in the second quarter of 1994 for the Independence acquisition, selected financial results for the three and six months ended June 30, 1995 and 1994 were as follows:

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
                                  Three Months Ended      Six Months Ended
                                        June 30.               June 30,
                                 --------------------  ---------------------
                                   1995        1994       1995        1994
                                 ---------  ---------  ---------  ----------
     Income before cumulative
       effect of a change in
       accounting principle....  $124,037    $102,738   $237,643    $200,543
     Per share.................     $0.88       $0.72      $1.67       $1.40
     Return on average total
       assets..................      1.75%       1.48%      1.69%       1.46%
     Return on average common
       shareholders' equity....     22.03       18.55      20.81       17.41


(c) Reflects the writedown to fair value for certain mortgage securities deemed to be impaired under FASB's 1994 interpretation of FAS 115.

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